CONSENT OF INDEPENDENT AUDITORS


Lord Abbett Global Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 12 to Registration Statement No. 33-20309 of our report dated February 12, 1999 appearing in the Annual Report to Shareholders for the year ended December 31, 1998, and to the references to us under the caption "Financial Highlights" in the Supplement to the May 1, 1998 Prospectus and "Financial Statements" appearing in the Supplement to the May 1, 1998 Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP
New York, New York
February 23, 1999